TERMINATION AND

RELEASE AGREEMENT

This Termination and Release Agreement (the “Agreement”) is made and entered into as of July 12, 2017, by and among ICTV Brands Inc., a Nevada corporation (“Parent”), ICTV Holdings, Inc., a Nevada corporation (“Purchaser”), PhotoMedex, Inc., a Nevada corporation (“PHMD”), Radiancy, Inc., a Delaware corporation (“Radiancy”), PhotoTherapeutics Ltd., a private limited company limited by shares, incorporated under the laws of England and Wales (“PHMD UK”), and Radiancy (Israel) Limited, a private corporation incorporated under the laws of the State of Israel (“Radiancy Israel” and, together with PHMD, Radiancy, and PHMD UK, the “Sellers” and each, a “Seller”). Parent, Purchaser and the Sellers are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

Recitals

A. The Parties have entered into that certain Asset Purchase Agreement, dated October 4, 2016, which was then amended on January 23, 2017 (as so amended, the “Purchase Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement.

B. On January 23, 2017, the parties consummated the transactions contemplated by the Purchase Agreement at the Closing, including the transfer of the Transferred Assets to the Purchaser.

C. Certain disputes have arisen between the Parties since the Closing regarding the treatment of various matters under the Purchase Agreements. The Parties desire to finally resolve all disputes among them in the manner set forth in this Agreement, terminate the Purchase Agreement, and release each other from all obligations under the Purchase Agreement other than those obligations described below as specifically surviving the termination of the Purchase Agreement.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Parent Payment. Within three (3) Business Days from the date hereof, Parent shall pay to PHMD Two Million Dollars ($2,000,000) in cash and in immediately available funds.

2. Sigmatron Assignment. Pursuant to PHMD’s existing arrangement with Sigmatron International, Inc. (“Sigmatron”), PHMD deposited a total of Two Hundred Ten Thousand Dollars ($210,000) (the “Deposit”) with Sigmatron. PHMD has demanded that Sigmatron return the Deposit, but Sigmatron has failed to do so. PHMD hereby assigns to Parent all of PHMD’s right, title and interests in and to the Deposit. To further assign the Deposit to Parent, PHMD shall, on the date hereof, execute and deliver to Parent a bill of sale and assignment in the form of Exhibit A to this Agreement. The Sellers jointly and severally represent and warrant to Parent and Purchaser that PHMD has good and marketable title to the Deposit free and clear of all Liens, except for Permitted Liens.

3. Termination of Agreement. Effective as of the date hereof, except for the Surviving Covenants described in Section 4 of this Agreement, the Purchase Agreement is terminated and of no further force and effect and none of the Parties will have any further rights or obligations under or pursuant to the Agreement; provided, however, that rights and obligations of the parties under the Purchase Agreement incurred at the Closing shall survive the termination of the Purchase Agreement, including, but in no way limited to, the transfer of the Transferred Assets to the Purchaser that occurred at the Closing and the entry into the Transaction Documents, including specifically and without limitation, the Transfer Documents, which remain in full force and effect. For the avoidance of doubt, subject to Parent making the payment described in Section 1 of this Agreement, neither Parent nor Purchaser shall have any further royalty or other payment obligations (or obligations to deliver any other consideration for the Transferred Assets) under the Purchase Agreement.

4. Covenants of the Parties. The following covenants contained in the Purchase Agreement (the “Surviving Covenants”) shall survive the termination of the Purchase Agreement and remain in full force and effect in accordance with their terms: Section 5.2 (Transaction Expenses; Transfer Taxes); Section 5.3 (Further Assurances); Section 5.6 (Non-Compete and Non-Solicitation); Section 5.7 (PhotoMedex and Radiancy Names); Section 5.8 (Notices and Consents); Section 5.14 (Payment of Excluded Liabilities) (provided that Parent specifically waives and releases its right to make any claim against the Sellers for products that were returned after the Closing relating to sales occurring prior to the Closing and such claim is released under Section 5 hereof); Article VIII (Tax Matters); Section 10.1 (Confidentiality); Section 10.5 (Mediation; Arbitration and Governing Law); and Section 10.7 (Notices).

5. Mutual Release; Disclaimer of Liability. Each of the Parent and the Purchaser on the one hand and each of the Sellers on the other hand, each on behalf of itself and each of its respective successors and past and present subsidiaries, Affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue any other Party, any of their respective successors and past and present subsidiaries, Affiliates, assignees, officers, directors, employees, controlling persons, Representatives, agents, attorneys, auditors, stockholders, equity holders and advisors, and any family member, spouse, heir, trust, trustee, executor, estate, administrator, beneficiary, foundation, fiduciary, predecessors, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all past, present, direct, indirect, individual, class, representative and derivative liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, losses, demands, judgments, remedies, agreements, promises, liabilities, covenants, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, of every kind and nature, whether based on any law or right of action (including any claims under federal securities laws or state disclosure law or any claims that could be asserted derivatively on behalf of the Parties), known or unknown, asserted or that could have been asserted, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, foreseen or unforeseen, apparent or not apparent, which Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of, based upon or related to, directly or indirectly, the Purchase Agreement (other than the Surviving Covenants) or the transactions contemplated therein or thereby, including any breach, non-performance, action or failure to act under the Purchase Agreement, the events leading to the termination of the Purchase Agreement, any deliberations or negotiations in connection with the Purchase Agreement, the consideration to be received under the Purchase Agreement, including any royalties thereunder, and any SEC filings, public filings, periodic reports, press releases, proxy statements or other statements issued, made available or filed relating, directly or indirectly, to the Purchase Agreement or the transactions consummated at the Closing. The release contemplated by this Section 5 is intended to be as broad as permitted by law and is intended to, and does, extinguish all Claims of any kind whatsoever, whether in law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including as of the date hereof. Each of the Releasors hereby expressly waives to the fullest extent permitted by law any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release. Nothing in this Section 5 shall (i) apply to any action by any Party to enforce the rights and obligations imposed pursuant to this Agreement, including under the Surviving Covenants, the Transaction Documents, including the Transfer Documents, or the Parent and/or the Purchaser’s rights in and to the Transferred Assets as conveyed to the Parent and/or the Purchaser at the Closing pursuant to the Purchase Agreement, or (ii) constitute a release by any Party for any Claim arising under this Agreement, the Transaction Documents, including the Transfer Documents, or the Parent and/or the Purchaser’s rights in and to the Transferred Assets as conveyed to the Parent and/or the Purchaser at the Closing pursuant to the Purchase Agreement.

6. Representations and Warranties. Each of the Parties represents and warrants that it has the requisite power to enter into this Agreement and to carry out its obligations hereunder and that the terms of this Agreement have been fully disclosed to its board of directors and that the requisite approvals have been obtained, prior to its execution. Each of the Parties represents and warrants to the other Parties that this Agreement has been duly executed and delivered and constitutes a valid and binding obligation enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

7. Integration Clause. This Agreement contains the entire agreement of the Parties and supersedes any and all prior, written or oral, agreements among them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings, oral or written, among the Parties, relating to the subject matter of this Agreement that is not fully expressed herein.

8. Severability. If any one or more of the provisions of this Agreement should be ruled wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction, then; (i) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected if the Parties mutually elect in writing to proceed as if such invalid or unenforceable term(s) had never been included in the Agreement; (ii) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (iii) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to reform the provision(s), to the minimum extent necessary to render them valid and enforceable in conformity with the Parties’ intent as manifested herein; and (iv) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislature, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

9. No Waiver. The failure of any party to insist upon compliance with any of the provisions of this Agreement or the waiver thereof, in any instance, shall not be construed as a general waiver or relinquishment by such party of any other provision of this Agreement.

10. Mediation; Arbitration and Governing Law. In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the State of Pennsylvania, USA, with a neutral, third-party mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the Commonwealth of Pennsylvania, except as modified herein. Venue for the arbitration hearing shall be the State of Pennsylvania, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles thereof. In any dispute arising out of or relating in way whatsoever to this Agreement, including arbitration, the substantially prevailing Party shall be entitled to recover its costs and attorney fees from the other disputing Parties.

11. Amendment. This Agreement may not be amended except by an instrument in writing, executed by the Parties, and each of them.

12. No Reliance. Each of the Parties represents and warrants that, except for the representations and warranties specifically set forth in this Agreement, in executing this Agreement, it does not rely, and has not relied, on any representation or statement made by any other party to this Agreement, on any representation or statement made anyone acting on behalf of any party to this Agreement, or any representation or statement made by any other person.

13. Counterparts. This Agreement may be executed in multiple counterpart copies, each of which shall be considered an original and all of which constitute one and the same instrument binding on all the parties, notwithstanding that all parties are not signatories to the same counterpart.

14. Successors. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

[Signature page follows]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

PARENT:

ICTV BRANDS INC.

By:	/s/ Richard Ransom
Name:	Richard Ransom
Title:	President

PURCHASER:

ICTV Holdings, INC.

By:	/s/ Richard Ransom
Name:	Richard Ransom
Title:	President

SELLERS:

PhotoMedex, Inc.

By:	/s/ Suneet Singal
Name:	Suneet Singal
Title:	Chief Executive Officer

RADIANCY, Inc.

By:	/s/ Suneet Singal
Name:	Suneet Singal
Title:	President

PHOTOTHERAPEUTICS LTD.

By:	/s/ Suneet Singal
Name:	Suneet Singal
Title:	Director

RADIANCY (ISRAEL) LIMITED

By:	/s/ Suneet Singal
Name:	Suneet Singal
Title:	Director